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                                                                    EXHIBIT 2.01

                                    FORM OF
                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER
                            BY AND AMONG KBW, INC.,
                       KEEFE, BRUYETTE & WOODS, INC., AND
                             KBWI ACQUISITION CORP.


                          Dated as of April  , 1999

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     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April  , 1999, by and among KBW, Inc., a Delaware corporation ("New KBW"),
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Keefe, Bruyette & Woods, Inc., a New York corporation formed under the name
Keefe & Company, Inc. ("Old KBW"), and KBWI Acquisition Corp., a New York
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corporation and a wholly-owned subsidiary of New KBW ("Merger Sub").
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     WHEREAS, New KBW, Old KBW and Merger Sub entered into an Agreement and Plan of Merger, dated as of December 11, 1998 (the "Original Merger Agreement");

     WHEREAS, New KBW, Old KBW and Merger Sub desire to amend the Original Merger Agreement pursuant to Section 1 of Article III of the Original Merger Agreement and to restate the Original Merger Agreement, as set forth herein;

     WHEREAS, 896,205 shares of common stock, par value $0.01, of Old KBW ("Old KBW Stock") are outstanding and 100 shares of common stock, par value $0.01, of Merger Sub ("Merger Sub Stock") are outstanding;

     WHEREAS, the Board of Directors of each of New KBW, Old KBW and Merger Sub has determined that it is in the best interests of New KBW, Old KBW and Merger Sub, respectively, to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Old KBW (the "Merger"), with Old KBW the
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surviving corporation in the Merger; and

     WHEREAS, the parties desire to make agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:



                                   ARTICLE I

                                   THE MERGER


     Section 1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New York Business Corporation Law (the "NYBCL"), at the Effective Time (as defined in Section 3 of this Article I),
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Merger Sub shall merge with and into Old KBW.  Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate, and Old KBW shall be the surviving corporation under the laws of the State of New York (the "Surviving Corporation").
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     Section 2.   Effects of the Merger.  The Merger shall have the effects
specified in the NYBCL.

     Section 3. Effective Time. Subject to the provisions of this Agreement, the parties shall deliver a certificate of merger to the department of state of the State of New York executed in accordance with Section 104(d) of the NYBCL and shall make any filings or recordings or take any other lawful actions necessary to cause the Merger to become effective. Unless the parties agree otherwise, the Merger shall become effective on the date of the pricing of the initial public offering of New KBW Common Stock (the "IPO") or at such other time as the conditions to be satisfied prior to the Merger are satisfied and a certificate of merger is duly filed by the department of state of the State of New York (the time the Merger becomes effective, the "Effective
                                                                      ---------
Time").
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     Section 4.   Certificate of Incorporation of the Surviving Corporation. At
and after the Effective Time and without any further action on the part of Old KBW or Merger Sub, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated, as effected by the Merger, to read in its entirety as set forth in Exhibit 1 to this Merger Agreement until thereafter changed or amended as provided therein or under applicable law.

     Section 5. By-laws of the Surviving Corporation. At and after the Effective Time and without any further action on the part of Old KBW or Merger Sub, the By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or under applicable law.

     Section 6. Board of Directors and Officers of the Surviving Corporation. The directors and officers of Old KBW immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation following the Merger, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until their successors are duly elected or appointed and qualified.

     Section 7. Conversion of Old KBW Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Old KBW or the holder of any of the following securities:

          (a) Each share of Merger Sub Stock outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation. The share certificates of Merger Sub shall, from and after the Effective Time, evidence shares of common stock of the Surviving Corporation until canceled, redeemed or exchanged.

          (b) Each share of Old KBW Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive
     16.259 shares of common stock, par value $0.01 per share, of New KBW
     ("New KBW Common Stock").
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          (c) Promptly upon consummation of the Merger, New KBW and Old KBW shall make such arrangements as they deem appropriate to effect the exchange of certificates that previously evidenced shares of the common stock of Old KBW (the "Old Certificates") for certificates evidencing the
                            ----------------
     shares of New KBW Common Stock ("New Certificates"), which New Certificates
                                      ----------------
     such holder is entitled to receive pursuant to the terms hereof upon proper delivery of the Old Certificates and documents or evidence of payment of any transfer or other taxes as Old KBW and New KBW may reasonably request. From and after the Effective Time, a holder of an Old Certificate shall have no further rights of any kind as a stockholder of Old KBW, other than the right to receive the shares of New KBW Common Stock described in this
     Section 7 of this Article I. In the case of lost, missing or stolen Old Certificates, New KBW may require the posting of a bond or indemnity prior to the issuance of any New Certificate in respect of such Old Certificate.

          (d) No certificates or scrip representing less than one full share of New KBW Common Stock shall be issued upon the delivery of any Old Certificate pursuant to Section 7(c) hereof. In lieu of any such fractional share, each holder of one or more Old Certificates who would otherwise have been entitled to a fraction of a share of New KBW Common Stock upon delivery of such holder's Old Certificate(s) pursuant to Section 7(c) hereof shall be paid upon such delivery cash (without interest) in an amount equal to such fraction multiplied by the initial public offering price of the New KBW Common Stock. The fractional New KBW Common Stock interests of each holder of one or more Old Certificates will be aggregated, and no such holder will receive cash in an amount equal to or greater than the initial public offering price of one full share of New KBW Common Stock.

     Section 8. New KBW Stockholders' Agreement. At and after the Effective Time, all shares of New KBW issued pursuant to Section 7 hereof to employees of New KBW or any of its subsidiaries who hold a title at or above the level of Senior Vice President at the Effective Time shall be governed by the terms of the Stockholders' Agreement, the form of which is attached hereto as Exhibit 2.



                                   ARTICLE II

                            CONDITIONS TO THE MERGER

     Section 1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, which may not be waived:

          (a) All necessary filings shall have been made and all necessary approvals shall have been obtained.

          (b) This Agreement shall have been approved and adopted by the requisite vote of the shareholders of Old KBW and Merger Sub required by Old KBW's and Merger Sub's respective Certificates of Incorporation, the NYBCL, and, in the case of Old KBW, the Amended and Restated Stockholders' Agreement dated as of July 25, 1996 (the "Amended and Restated Stockholders' Agreement").


                                  ARTICLE III

                                  TERMINATION

     Section 1. Amendment and Termination. This Agreement may be amended or terminated at any time prior to the Effective Time by the mutual consent of the parties hereto

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in a written instrument, if the Board of Directors of each so determines by a vote of a majority of all of its members and, if required by applicable law, if approved by a majority of all shareholders of each.

     Section 2. Effect of Termination. In the event of termination of this Agreement by any party hereto as provided in this Article III, this Agreement shall forthwith become void and have no effect, and no party hereto nor any of their respective officers or directors or partners shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.


                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS


     Section 1. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law principles.

     Section 2. Severability; No Third Party Beneficiaries. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 3. Contribution by Old KBW. Prior to the Effective Time, Old KBW shall contribute to New KBW all of the outstanding capital stock of KBW Asset Management, Inc. (formerly Keefe Management Services, Inc.).

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              KBW, INC.



                              By:
                                 ------------------------------------------
                                Name:   James J. McDermott
                                Title:  Chairman of the Board and
                                        Chief Executive Officer



                              KEEFE, BRUYETTE & WOODS, INC.



                              By:
                                 -------------------------------------------
                               Name:   James J. McDermott
                               Title:  Chairman of the Board and
                                       Chief Executive Officer



                              KBWI ACQUISITION CORP.



                              By:
                                 ----------------------------------------------
                               Name:   Mitchell B. Kleinman
                               Title:  President

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